Exhibit 10.8

WORKING CAPITAL PROMISSORY NOTE

US $43,438,256.00	July 29, 2014

FOR VALUE RECEIVED, TRANSOCEAN PARTNERS LLC, a Marshall Islands limited liability company (hereinafter called the “Payor”), hereby promises to pay to the order of TRANSOCEAN FINANCING GMBH, a Swiss limited liability company (hereinafter called “Payee”), and its successors or assigns, on the date that is three hundred sixty four (364) days after the date of this Working Capital Promissory Note (this “Note” and such date, the “Maturity Date”) the sum of FORTY-THREE MILLION FOUR HUNDRED THIRTY-EIGHT THOUSAND TWO HUNDRED FIFTY-SIX AND 00/100 UNITED STATES DOLLARS (US $43,438,256.00), together with interest on the whole of the principal amount hereof from time to time remaining unpaid from the date hereof until such principal amount is paid in full, such interest to accrue at the rate and be payable in the manner set forth below.

Interest shall be computed at the rate and in the manner applicable to Eurocurrency Loans (including, without limitation, the Applicable Margin applicable thereto) with a one month Interest Period as determined under (and as such capitalized terms are defined in) the Credit Agreement, to be entered into on August 5, 2014, between Payor and Payee (the “Credit Agreement”). Interest shall be calculated on the basis of a 360 day year for the actual days elapsed. Unless prepaid in accordance with this Note, interest shall be payable on the Maturity Date.

The Payor may prepay this Note, in full or in part, and interest thereon at any time without the payment of any premium or fee. Payee or any other holder of this Note may, at its option, apply any such prepayment to the payment of (i) accrued but unpaid interest, and/or (ii) principal, in any order, manner or proportion that it deems appropriate. If any amount is paid or prepaid under this Note on a date other than the last day of an Interest Period, the Payor shall pay the Payee breakage costs to the extent, if any, that such amounts would have been payable under Section 2.11 of the Credit Agreement. Section 2.11 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

An “Event of Default” shall exist under this Note if any of the following occurs and is continuing:

(a) failure by the Payor to pay all or any portion of principal or interest under this Note when the same shall be due and payable;

(b) any one or more events constituting “Bankruptcy”, which shall mean for purpose of this Note, any corporate action, legal proceedings or other procedure or step is taken, or notice given, in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Payor; (ii) a composition, assignment, adjustment, compromise, scheme or arrangement with any creditor of the Payor; (iii) the appointment of a provisional liquidator, a liquidator (other than a petition or application which the Payee is satisfied is frivolous or vexatious and which is discharged within seven business days), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Payor or any of its assets; (iv) the enforcement of any security interest over the assets of the Payor; or (v) any analogous procedure or step is taken in any jurisdiction;

Working Capital Promissory Note

(c) the Payor shall sell or otherwise transfer all or substantially all of its assets;

(d) the Payor shall cease to be controlled, directly or indirectly, by Transocean Ltd.; or

(e) if it shall become impossible or unlawful for the Payor to fulfill any of its obligations contained herein.

Upon the occurrence and during the continuance of an Event of Default under this Note, the unpaid amount of this Note may be declared immediately due and payable by the Payee.

The Payee may, at its option, by notice to the Payor, offset against this Note any sum or sums owed by the Payee to the Payor.

Any forbearance, failure or delay by Payee in exercising any right, power or remedy under this Note or otherwise available to Payee shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

The Payor shall pay on demand all costs and expenses of the Payee (including, without limitation, reasonable attorneys’ fees) in connection with the enforcement or collection (whether through negotiation, legal proceedings or otherwise) of any amounts due under this Note.

This Note shall be binding upon the successors and assigns of the parties; provided, however, the Payor may not assign any of its obligations under this Note without the written consent of the Payee.

This Note may be executed on any number of counterparts, each an original, and all taken as a whole shall constitute one and the same instrument.

This Note shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Note to be executed on the date first above written.

TRANSOCEAN PARTNERS LLC

By:	/s/ Raoul Dias
Name:	Raoul Dias
Title:	Secretary

TRANSOCEAN FINANCING GMBH

By:	/s/ Trevor Tessendorf
Name:	Trevor Tessendorf
Title:	Director

Working Capital Promissory Note